Exhibit 99.1

KMP ENTERS INTO AGREEMENT TO DIVEST ASSETS

HOUSTON, Aug. 20, 2012 — Kinder Morgan Energy Partners, L.P. (NYSE: KMP), today announced that it has entered into a purchase and sale agreement with Tallgrass Energy Partners, LP (Tallgrass) to sell Kinder Morgan Interstate Gas Transmission (KMIGT), Trailblazer Pipeline Company, the Casper-Douglas natural gas processing and West Frenchie Draw treating facilities in Wyoming and the company’s 50 percent interest in the Rockies Express Pipeline (REX).  Tallgrass is owned by The Energy & Minerals Group, Kelso & Company and the management team of Tallgrass, including CEO David G. Dehaemers, Jr.  KMP will receive approximately $1.8 billion in cash from the transaction. Including the proportionate amount of REX debt, this amount is equivalent to a value of $3.3 billion. The transaction, which is subject to Federal Trade Commission (FTC) approval, is expected to close in the fourth quarter.  Barclays and Citi acted as financial advisors to KMP on this transaction.

In March 2012, Kinder Morgan, Inc. (NYSE: KMI) announced that it had reached an agreement with the FTC to divest certain KMP assets in the Rockies in order to obtain regulatory approval of its acquisition of El Paso Corporation, which closed in May.  “As I previously stated, we would prefer to keep all of these assets, but we anticipated divestiture of certain assets in the Rockies would be necessary to obtain FTC approval,” said Chairman and CEO Richard D. Kinder.

“I want to thank the employees involved in this transaction for their diligence and hard work.  It is very gratifying that Tallgrass is interested in retaining the employees of the entities that will be divested,” Kinder said.

Mr. Dehaemers and an experienced management team have over 70 years of combined midstream energy experience.  Mr. Dehaemers previously served as CFO and EVP of corporate development at Kinder Morgan from 1997 to 2003.  He served as the EVP of corporate

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development at Inergy, LP from 2003 to 2007 and was one of the owners of Inergy, LP’s general partner, NRGP, when it went public in 2005.  In his career he has led more than $14 billion of midstream energy merger, acquisition and development opportunities.

“Tallgrass Energy Partners is excited about the opportunity to acquire these premier midstream assets.  We look forward to working with a talented group of Kinder Morgan employees and will leverage their integral experience as we continue the high level of operational performance of these assets, work to expand the asset base and grow the company. The conversion of the Pony Express Pipeline portion of KMIGT into oil service, the seamless transitioning of its gas customers, and placing it in service during the second half of 2014 will be a significant focus for near term growth.  In addition, we will be exploring some promising growth projects on the east end of Rockies Express to maximize the potential of this state-of-the-art pipeline,” said Mr. Dehaemers.

The Energy & Minerals Group is the management company for a series of highly specialized private equity funds with total investor commitments of approximately $4.8 billion.  EMG focuses on investing across various facets of the global natural resource industry including the upstream and midstream segments of the energy complex.  Since inception in 2006, EMG has invested in nine midstream energy transactions comprising approximately $2.6 billion of equity capital.  For more information, please visit www.emgtx.com.

Kelso & Company is one of the oldest and most established firms specializing in private equity.  Since 1980, Kelso has invested in over 115 companies in a broad range of industry sectors with aggregate initial capitalization at closing of over $40 billion.  Representative energy investments include: Buckeye GP Holdings L.P., CVR Energy, Inc., Crescent Point Energy Corporation, Hunt Marcellus LLC, Tervita and Venari Resources LLC.  For more information, please visit www.kelso.com.

Effective Aug. 1, KMP acquired 100 percent of Tennessee Gas Pipeline (TGP) and a 50 percent interest in El Paso Natural Gas (EPNG) pipeline from KMI to more than replace the cash flow from the KMP assets being divested.  KMP intends to use the proceeds from the divestiture sales to repay a $2.0 billion credit facility that was issued when KMP acquired TGP and EPNG.

It is anticipated that the combination of the divestitures and the dropdowns will be slightly accretive to KMP’s distributable cash flow in 2012 and nicely accretive thereafter.

Kinder Morgan Energy Partners, L.P. (NYSE: KMP) is a leading pipeline transportation and energy storage company and one of the largest publicly traded pipeline limited partnerships in America.  It owns an interest in or operates approximately 29,000 miles of pipelines and 180 terminals.  The general partner of KMP is owned by Kinder Morgan, Inc. (NYSE: KMI).  Kinder Morgan is the largest midstream and the third largest energy company in North America with a combined enterprise value of approximately $100 billion.  It owns an interest in or operates approximately 75,000 miles of pipelines and 180 terminals.  Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle such products as ethanol, coal, petroleum coke and steel.  KMI owns the general partner interest of KMP and El Paso Pipeline Partners, L.P. (NYSE: EPB), along with limited partner interests in KMP, Kinder Morgan Management, LLC (NYSE: KMR) and EPB.  For more information please visit www.kindermorgan.com.

This news release includes forward-looking statements.  Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize.  Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.

CONTACTS

Media Relations	Investor Relations
Richard Wheatley	Mindy Mills Thornock
(713) 420-6828	(713) 369-9490
richard_wheatley@kindermorgan.com	mindy_thornock@kindermorgan.com
www.kindermorgan.com

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